Exhibit 8.2

SHIPT TOWER, SUITE 1400 420 20th STREET NORTH BIRMINGHAM, ALABAMA 35203 phone: 205.328.0480 fax: 205.322.8007
www.bakerdonelson.com

June 25, 2021

Sevier County Bancshares, Inc.

111 E. Main Street

Sevierville, TN 37862

Attention: Bobby R. Stoffle

Re:	Tax Opinion – Agreement and Plan of Merger between SmartFinancial, Inc. and Sevier County Bancshares, Inc.

Ladies and Gentlemen:

Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (“Baker Donelson”) has acted as counsel to Sevier County Bancshares, Inc., a Tennessee corporation (“SCB”), in connection with (a) the proposed merger (the “Merger”) of SCB into SmartFinancial, Inc., a Tennessee corporation (“SMBK”). The Merger is pursuant to an Agreement and Plan of Merger executed as of April 13, 2021, by and among SCB and SMBK (the “Merger Agreement”), as described in the Registration Statement on Form S-4, as amended, in the form filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”). Unless otherwise indicated, all capitalized terms used herein have the meaning ascribed to them in the Merger Agreement.

In connection with this opinion, we have examined the Merger Agreement, the Registration Statement, the letters of SMBK and SBC to Alston & Bird, LLP and Baker Donelson dated as of the date hereof and containing certain facts and representations (the “Representation Letters”) and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In all our examinations, we have assumed, or will assume, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies or drafts. We have not assumed any responsibility for investigating or independently verifying the facts or representations set forth in the Merger Agreement, the Representation Letters, or other documents.

In addition, we have assumed that (i) the Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Merger Agreement; (ii) each of the parties to the Merger Agreement will comply with the reporting obligations with respect to the Merger under the Code and the Treasury Regulations; (iii) the information set forth in the Registration Statement is accurate and complete; and (iv) the factual representations made to us by SCB and SMBK in the Representation Letters for purposes of our opinion are accurate and complete and will remain accurate and complete at all times up to and including the Effective Time of the Merger and any representations qualified as to knowledge or belief or otherwise are and will be accurate and complete as if made without such qualification.

Sevier County Bancshares, Inc.

June 25, 2021

In our opinion, the Merger will qualify as a reorganization under Section 368(a) of the Code.

We express no opinion on any issue relating to United States federal income tax consequences other than those described herein, or on any issue of any state, local, foreign or other tax laws. Further, our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service or a court will not take a contrary position. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the matters stated, represented or assumed herein or any subsequent changes in applicable law, rules or regulations or interpretations thereof.

The opinion expressed herein is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect, which changes could affect our opinion. Our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transactions.

The opinion expressed herein is based upon the Code, Treasury Regulations (including Temporary and Proposed Regulations) promulgated thereunder, existing judicial authority, and current administrative rulings and procedures issued by the Internal Revenue Service and the judicial and administrative interpretations thereof, each as published as of the date hereof, all of which are subject to change, with or without retroactive effect, by legislation, administrative action, or judicial decisions. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the statements contained in the Representation Letters. Our opinion cannot be relied upon if any of the facts pertinent to the federal income tax treatment of the Merger stated in such documents or in such additional information is, or later becomes, inaccurate, or if any of the statements contained in the Representation Letters are, or later become, inaccurate. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law or (ii) that would cause any statement, representation, or assumption herein to be no longer accurate.

Sevier County Bancshares, Inc.

June 25, 2021

This opinion is being delivered to you solely for the purpose of being included as an exhibit to the Registration Statement and it is not to be relied on for any other purpose without our prior written consent. To the end, we hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the heading “Material U.S. Federal Income Tax Consequences.” In giving such consent, we do not thereby admit that we are in a category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Sincerely,

BAKER DONELSON BEARMAN CALDWELL & BERKOWITZ, PC